CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference in the registration statements of Sepragen Corporation on Form S-8 (File Nos. 33-95182 and 333-11903) of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated April 10, 1998, on our audit of the financial statements of Sepragen Corporation as of December 31, 1997, and for the year then ended, which report is included in the Annual Report on Form 10-KSB.











GRANT THORNTON LLP
/s/ Grant Thornton LLP
San Jose, California
April 10, 1998